Exhibit 10.1

Via email

October 8, 2020

Joseph Virgilio

Dear Joe:

On behalf of GI Dynamics, Inc. (the “Company”) I am pleased to offer you employment with the Company on the terms and conditions set forth herein. This offer and your employment are contingent upon completion of a satisfactory background check. In addition, to comply with federal law, the Company requires proof of your eligibility to work in the United States which you will be asked to provide on your start date.

Salary and position: Your position will be as the Company’s Chief Operating Officer and your start date will be October 8, 2020, reporting to the Company’s Chief Executive Officer, Scott Schorer. Your base salary will be $350,000.00 per year, prorated to your date of hire, less applicable deductions and withholdings, to be paid in accordance with the Company’s payroll practices as may be in effect from time to time. Your total compensation will be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”), and you will be entitled to such increases in base salary during your employment as will be determined by the Compensation Committee in its sole discretion, taking into account your performance and that of the Company, and other factors considered relevant by the Board. Notwithstanding the foregoing, as determined by the achievement of milestones set by the Board, your 2022 base salary is expected to be set at $400,000 and your performance bonus opportunity (as described below) is expected to increase to 50% of your base salary.

You are eligible to participate in the Company’s performance bonus plan as approved by the Board on an annual basis. Your target bonus opportunity is 35% of your annual base salary.

●	For the remainder of calendar year 2020, you will be guaranteed a minimum bonus of at least $28,125 to be paid during the first fiscal quarter of 2021; and

In all instances, you must be employed with the Company through the applicable payment date during the first fiscal quarter of each year to be eligible to receive your performance bonus.

25 Hartwell Avenue ● Lexington, MA 02421 ● T 781.357.3300 ● F 781.357.3301 ● www.gidynamics.com

Sign-On Bonus: In addition, you will receive a one-time sign-on bonus of $28,125 (less applicable taxes and withholdings). We expect to pay this sign-on bonus with the first regular pay date following your date of hire. By accepting our offer, you agree that if you voluntarily terminate your employment within 1 (one) year from your date of hire, other than for Good Reason as that term is defined in the Change of Control and Severance Agreement, the sign-on bonus must be repaid in full to the Company at the time of termination (no proration).

Equity Award: The Company will grant you equity in the Company equal to four percent (4%) of the Company’s issued and outstanding stock in the form of stock options. These options will have a term of 10 years and will vest 25% on the first anniversary of this Agreement with the remainder vesting 1/36th in equal monthly installments over the 36 months following the first anniversary.

Additionally, the Company agrees to define a mutually agreeable plan to protect your equity award and position from dilution following the Company’s next round of capital raise based on your ability to meet goals related to the fund raising. The Company will establish certain pre-fundraising goals related to valuation, and certain post-fundraising goals. If the goals are met, the Company will, subject to Board approval, issue you an award that returns you to your pre-raise position.

As described in the applicable equity award agreement(s) and subject to the terms and conditions thereof, if there is a Change of Control (as defined in each such agreement) involving the Company, then one hundred percent (100%) of all of your unvested stock units will vest as of the consummation of the Change of Control. To the extent that this paragraph conflicts with any term of an equity award agreement (including but not limited to any term of such equity award agreement that permits or requires that a termination without “Cause” or as a result of a “Good Reason” occur following a Change of Control) then the terms of this paragraph will govern.

Benefits: You will be eligible to participate in the Company’s standard benefit programs made available to senior executives, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request. Additionally, the Company agrees to a one-time reimbursement of reasonable attorney fees up to $4000.00, related to your negotiation and review of employment documents upon the submission of an invoice describing the services in reasonable detail.

Vacation: The Company offers a flexible plan for personal time, whether it is for vacation or sick leave. You will, during each calendar year of your employment, be entitled to four (4) weeks of vacation on a prorated basis for 2020, in addition to nationally recognized holidays.

Indemnification: The Company will indemnify you consistent with other officers and directors of the Company and as provided in the Company’s bylaws.

Commuting Expenses: The Company will reimburse you for reasonable expenses related to commuting from your home in South Carolina to the office in Boston. This reimbursement will be managed under the auspices of the company travel expense policy.

25 Hartwell Avenue ● Lexington, MA 02421 ● T 781.357.3300 ● F 781.357.3301 ● www.gidynamics.com

At Will Employment: You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment. This means that the Company or you may terminate this employment relationship at any time, with or without cause and with or without notice. The at-will nature of this employment relationship cannot be modified except expressly in a signed writing by the Company’s president.

Termination; Severance: You and the Company will enter into a standard Change of Control and Severance Agreement in substantially the form as attached hereto. Subject to the terms therein, the Company agrees to provide the following severance benefits should the Company undergo a change of control (as defined therein) or you are terminated without Cause or you resign for Good Reason (as defined therein):

●	Termination by Company Without Cause or you resign for Good Reason & Employed for Fewer Than 12 Full Months: You will receive a lump sum payment equal to 9 months of your then-current salary, and payment of COBRA premiums for 9 months;

●	Termination by Company Without Cause or you resign for Good Reason & Employed for 12 Full Months or Longer: You will receive a lump sum payment equal to 12 months of your then-current salary, and payment of COBRA premiums for 12 months; and

●	Change of Control & Termination by Company without Cause or by You with Good Reason: You will receive a lump sum payment equal to 12 months of your then-current salary, and payment of COBRA premiums for 12 months.

This offer will remain open until 5:00 p.m. EST on October 5, 2020. We believe that your enthusiasm and experience will be an asset to our Company and that you will have a positive impact on the organization. Please acknowledge your acceptance of this offer by signing below and emailing this letter to Darren Alch at dalch@alchlaw.com by the stated deadline. We are looking forward to you joining the GI Dynamics team!

Sincerely,	Offer Accepted:

/s/ Mark Lerdal 10/9/20	/s/ Joseph Virgilio 10/9/20
Mark Lerdal Date	Joseph Virgilio Date
Board Chairman

Attachments:

-	Change of Control and Severance Agreement

-	Nondisclosure, Nonsolicitation & Noncompete Agreement

25 Hartwell Avenue ● Lexington, MA 02421 ● T 781.357.3300 ● F 781.357.3301 ● www.gidynamics.com

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